Exhibit 10.1

RETIREMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of this 28th day of July, 2006 (the "Effective Date"), by and between Cyril J. Taylor, a natural person resident in Rutherford County, TN and his heirs, assigns, executors, agents and representatives (“Taylor”) on the one side, and CBRL Group, Inc. (together with its subsidiaries and affiliates hereinafter referred to as “CBRL”) on the other;

W I T N E S S E T H:

WHEREAS, Taylor has been employed as the President and Chief Operating Officer of CBRL’s wholly-owned subsidiary, Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”); and

WHEREAS, Taylor and CBRL are parties to that certain Employee Retention Agreement (the "Retention Agreement"), dated as of March 16, 2006; and

WHEREAS, Taylor has indicated his desire to retire from his position as President and Chief Operating Officer of Cracker Barrel effective the Effective Date; and

WHEREAS, CBRL wishes to secure Taylor's continuing services for a period of time and to provide certain other benefits to Taylor in view of his long service to CBRL and Cracker Barrel; and

WHEREAS, it is the desire of Taylor and CBRL to enter into this Agreement to formally terminate the Retention Agreement and to resolve all matters arising out of or related to Taylor's employment with CBRL and Cracker Barrel;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.   Termination of Employment and Retention Agreement. This confirms that Taylor's employment as an officer of Cracker Barrel and CBRL is terminated by virtue of his retirement on the Effective Date provided, however, that CBRL has requested Taylor to remain employed as an in-house consultant to CBRL for a period of time as described in Section 2. This Agreement supersedes the Retention Agreement, which is hereby wholly terminated and cancelled as of the date of this Agreement. The respective rights and obligations of the parties shall be governed hereafter by the terms of this Agreement.

2.   Consulting; Cooperation. For a period from the Effective Date through and including October 31, 2007 (or such earlier date if CBRL terminates the consulting relationship as set forth below; the "Consulting Term") CBRL and Taylor agree that he will serve as a consultant to CBRL on special projects as requested by Cracker Barrel in all matters related to his prior employment as an officer with Cracker Barrel. In addition, Taylor agrees that he will at all times both during and after the expiration of the Consulting Term cooperate with CBRL and its attorneys in connection with any threatened or pending litigation against CBRL or any matters related to his prior employment as an officer with CBRL. If Taylor fails or refuses to provide the consulting services provided in this Section 2, CBRL may terminate the consulting arrangement.

3.   Salary Continuation. During the Consulting Term, but subject to early termination pursuant to Section 11, CBRL will pay Taylor the sum of Five Hundred Ninety-Three Thousand Seven Hundred Fifty and 00/100 Dollars ($593,750) less applicable deductions required by law, which shall be payable at the rate of Nineteen Thousand Seven-Hundred Ninety-One and 67/100 Dollars ($19,791.67), semi-monthly, beginning the week of August 15, 2006, in accordance with CBRL’s regular payroll policies. In addition, CBRL shall reimburse Taylor for his reasonable out-of-pocket expenses in connection with his activities and the services that he is requested to perform under Section 2; provided that the request for reimbursement of such expenses is accompanied by documentation satisfactory to CBRL and, provided further, that any expense in excess of $500.00 must be approved in advance in writing by CBRL.

4.   Stock Options and Restricted Stock. As of the Effective Date, Taylor had vested options remaining to purchase Fifty-Nine Thousand Two Hundred Seventy-Five (59,275) shares of CBRL common stock (the “Vested Options”). In addition, if Taylor serves as a consultant to CBRL through the entire fifteen-month Consulting Term and subject to Section 11: (a) additional options to purchase Thirty-Six Thousand Two Hundred Thirty-One (36,231) shares of CBRL common stock (the “Potential Options") shall vest and become exercisable; (b) Four Thousand Two Hundred Eighty-Nine (4,289) restricted shares of CBRL common stock (the “2005 MTIRP Shares”) awarded under CBRL’s 2005 Long Term Incentive Plan (the “2005 Plan”) will vest on August 3, 2007 and will be distributed (along with any accrued dividends) to Taylor pursuant to the terms of the 2005 Plan, and (c) the restricted shares valued at $207,812 (actual number to be determined by the share price on 7-28-06) which are to be awarded under the 2006 Long Term Incentive Plan (the “2006 Plan”) that are scheduled to vest on August 4, 2008 (the “2006 MTIRP Shares”) will be distributed (along with any accrued dividends) to Taylor pursuant to the terms of the 2006 Plan; (the 2005 MTIRP Shares and the 2006 MTIRP Shares are referred to collectively hereafter as the “MTIRP Shares”). The Vested Options include options to purchase Fifteen Thousand Nine Hundred Ten (15,910) shares of common stock that were granted pursuant to the CBRL 2002 Omnibus Incentive Compensation Plan (the “Vested Omnibus Options”). Vested Options other than the Vested Omnibus Options may be exercised on or before the date that is ninety (90) days after the last day of the Consulting Term in accordance with the provisions of CBRL's Amended and Restated Stock Option Plan dated as of October 9, 1998. The Vested Omnibus Options and any Potential Options that vest during the Consulting Term may be exercised prior to their respective dates of expiration. Taylor hereby relinquishes any right to exercise any rights or options that he has to acquire or purchase CBRL common stock other than the Vested Options, the MTIRP Shares and any Potential Options that vest during the Consulting Term and specifically relinquishes the March 16, 2006 grant of 10,000 restricted shares of CBRL common stock. The terms and provisions of this Agreement shall supersede and control over any of the terms and provisions of any agreement between Taylor and CBRL with respect to any rights to receive or options to purchase CBRL’s common stock.

5.    Benefits and Other Matters.

5.1.  Until the earlier of: (a) the end of the Consulting Term or (b) Taylor's obtaining other employment at which he receives health insurance benefits irrespective of their scope and coverage, CBRL, subject to Taylor's payment of contributions applicable to plan participants, shall continue to provide all group health and life insurance benefits for Taylor and his dependents at the same level as for other CBRL senior level executives. Afterwards, CBRL will have no obligation to provide further life insurance benefits, but upon payment of the appropriate premiums, Taylor will have the right to continue his participation in CBRL's group health coverage plan under the applicable COBRA regulations. Taylor shall not be entitled to any other benefits as a consultant to CBRL.

5.2.  Taylor will be paid any bonus earned under the CBRL FY2006 Annual Bonus Plan in accordance with the terms of that plan.

5.3.  Taylor will be reimbursed for any reasonable and pre-approved out-of-pocket expenses incurred through the Effective Date in accordance with CBRL's or Cracker Barrel’s travel and entertainment reimbursement guidelines, provided that request for reimbursement is made on or before thirty days after the Effective Date.

5.4.  Taylor acknowledges that the consideration set forth in this Agreement is over and above any payment or benefits to which he is legally entitled absent this Agreement.

6.    Taylor's Release. Taylor hereby generally releases and discharges CBRL and Cracker Barrel and each of their respective predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliated entities, divisions and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company Group”) from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which Taylor ever had, now has, or may have against CBRL, Cracker Barrel, the Company Group or any one of them arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Taylor’s release specifically includes, but is not limited to:

(a)	Any and all claims for wages and benefits including, without limitation, salary, stock, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

(b)	Any and all claims for wrongful discharge and breach of contract whether express or implied, and implied covenants of good faith and fair dealing;

(c)
Any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, and any and all claims for violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, and the Tennessee Human Rights Act or any comparable statute;

(d)
Any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

(e)	Any and all claims for attorneys’ fees and costs; and

(f)	Any and all other claims for damages, including compensatory and punitive damages.

7.   Acknowledgment. Taylor agrees that none of CBRL, Cracker Barrel nor any member of the Company Group has breached any oral or written contract that may have existed between Taylor and CBRL, Cracker Barrel or any member of the Company Group with respect to his employment or termination of employment nor has any of CBRL, Cracker Barrel or any member of the Company Group violated any law, statute, rule regulation or ordinance of any governmental authority relating to employment. Taylor acknowledges that the payments and other consideration paid hereunder can not and shall not be construed as any admission of liability or wrongdoing on the part of either CBRL or any member of the Company Group. Taylor further acknowledges and agrees that the payments and other benefits being received by him pursuant to this Agreement satisfy any claim that he might have had under the Retention Agreement or any other CBRL or Cracker Barrel policy or practice. Taylor understands that the release set forth in this Agreement extends to all of the aforementioned claims and potential claims which arose on or before the date of the execution of this Agreement, whether now known or unknown, suspected or unsuspected, and his participation as a member of any class asserting any such claims, and that this acknowledgement and release constitute essential terms of this Agreement. Taylor understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

8.    Reinstatement. Taylor hereby waives any right or claim he may have to employment, re-instatement, re-assignment or re-employment with CBRL, Cracker Barrel or the Company Group other than the consulting arrangement described and set forth in Section 2 of this Agreement. Taylor acknowledges and agrees that he has no right to be retained beyond the Consulting Term and CBRL is retaining him for a discreet and limited engagement. Taylor's acknowledgement and agreement as to these matters are material inducements for CBRL's making certain other of its agreements including, without limitation, the payments in Section 3.

9.    Publicity; No Disparaging Statements.

9.1.  Taylor agrees that he shall not make or authorize any disparaging communications with respect to, or take any actions detrimental to the interests of, CBRL, Cracker Barrel, any member of the Company Group or any of their respective officers, directors or employees, past or present. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Taylor from giving testimony pursuant to compulsory process of law.

9.2.  At any time following the Effective Date, CBRL shall not make any public statements, announcements or disclosures, except as may be required by law, of any information detrimental to Taylor. The determination whether any disclosure is required by law shall be made by CBRL in its sole discretion.

10.   Business Protection Provisions.

10.1.  Preamble. As a material inducement to CBRL to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Taylor gained from his employment with Cracker Barrel, Taylor warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 10 and all sub-sections thereof.

10.2.  Definitions. For purposes of this Section 10 and all sub-sections thereof, the following terms shall have the following meanings:

(a)
"Competitive Position" shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Taylor and any person or Entity engaged wholly or in material part in the restaurant or retail business that is the same or similar to that in which CBRL, Cracker Barrel or any of their respective subsidiaries or affiliates (collectively the "CBRL Entities") is engaged whereby Taylor is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Taylor participated or that he directed or oversaw while employed by Cracker Barrel. Without limiting the generality of the foregoing, the following companies and concepts would be included within those that would be deemed the same or similar to CBRL Entities and/ or the businesses in which the CBRL Entities are engaged: Advantica Restaurants, Applebee's International, International House of Pancakes, Avado Brands, Inc., Bob Evans Farms, Brinker International, Cheesecake Factory, Inc., Darden Restaurants, Inc., Denny’s, Eateries, Inc., O'Charley's, Outback Steakhouse, RARE Hospitality and Shoney’s.

(b)
"Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the CBRL Entities, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities. Confidential Information shall also include: any items that any of the CBRL Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential.

(c)
"Entity" or "Entities" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)
"Restricted Period" shall mean the thirty (30) month period following the Effective Date; provided, however that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the thirty (30) month period following the Effective Date that Taylor is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Section 10 or any sub-sections thereof, the purpose of this provision being to secure for the benefit of CBRL and Cracker Barrel the entire Restricted Period being bargained for by CBRL for the restrictions upon Taylor's activities.

(e)	"Territory" shall mean each of the United States of America.

(f)
"Trade Secrets" shall mean information or data of or about any of the CBRL Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs (e.g., advertising or promotional schedules), devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that:

(1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a "trade secret" under applicable law.

(g)
"Work Product" shall mean all tangible work product (e.g., menus, advertising materials), property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the CBRL Entities that were conceived, discovered, created, written, revised or developed by Taylor during the term of his employment with Cracker Barrel.

10.3 .  Nondisclosure; Ownership of Proprietary Property.

(a)
In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Taylor hereby covenants and agrees that Taylor shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall never, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process.

(b)
Taylor shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify CBRL of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Taylor becomes aware. Taylor shall assist the CBRL Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)
All Work Product shall be owned exclusively by the CBRL Entities. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C. §§ 101 et seq., as amended), and Taylor hereby unconditionally and irrevocably transfers and assigns to the applicable CBRL Entity all right, title and interest Taylor currently has or may have by operation of law or otherwise in or to any

Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Taylor agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which CBRL may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

(d)
Taylor also recognizes that all writings, illustrations, drawings and other similar materials which embody or otherwise contain Trade Secrets, Confidential Information or Work Product that any CBRL Entity may have produced during his employment or which may have been given to Taylor in connection with his employment are the property of CBRL and/or Cracker Barrel, and it is Taylor's obligation to immediately return any such materials to CBRL and/or Cracker Barrel, as the case may be.

10.4.  Non-Interference With Executives; Non-solicitation of Employees. Taylor recognizes and acknowledges that, as a result of his employment by Cracker Barrel, he has become familiar with and has acquired knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities. Therefore, Taylor agrees that, during the Restricted Period, Taylor shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the CBRL Entities to end his/her employment with a CBRL Entity or to violate any confidentiality, non-competition or employment agreement that such person may have with a CBRL Entity or any policy of any CBRL Entity. Furthermore, neither Taylor nor any person acting in concert with Taylor nor any of Taylor's affiliates shall, during the Restricted Period, employ any person who has been an employee of any CBRL Entity unless that person has ceased to be an employee of the CBRL Entities for at least six (6) months. Taylor also shall not communicate in any manner whatsoever, whether directly or indirectly, with any employee of a CBRL Entity on the topic of the individual's employment with a CBRL Entity, his or her plans for employment in the future, or his or her employment with any other entity, other than to say Taylor is unable to engage in any discussions,

10.5.  Non-competition; Standstill. Taylor covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Restricted Period. Taylor further agrees that, during the Restricted Period, he will not in any manner (i) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants, or options to acquire any securities) or property (including the stock or assets of any of CBRL’s subsidiaries) of CBRL (other than property transferred in the ordinary course of CBRL's business), unless such acquisition, agreement, or making of a proposal shall have been expressly first approved by (or in the case of a proposal, expressly first invited by) CBRL's Board of Directors, (ii) solicit proxies from CBRL’s shareholders or otherwise seek to influence or control the management or policies of CBRL or any of its affiliates or subsidiaries, or (iii) assist (including by knowingly providing or arranging financing for that purpose) any other person or Entity in doing any of the foregoing. Taylor and CBRL recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of CBRL due to Taylor's status and reputation in the industry and the knowledge to be acquired by Taylor through his association with CBRL’s and Cracker Barrel's business and the public's close identification of Taylor with Cracker Barrel and Cracker Barrel with Taylor. Further, Taylor acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Taylor acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Taylor will receive a consulting agreement with and other benefits from CBRL in accordance with this Agreement.

11.    Remedies. Taylor understands and acknowledges that his violation of Section 9.1 or Section 10 or any sub-section thereof would cause irreparable harm to CBRL and Cracker Barrel and CBRL would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Taylor from any employment, service, or other act prohibited by this Agreement The parties agree that nothing in this Agreement shall be construed as prohibiting CBRL from pursuing any remedies available to it for any breach or threatened breach of Section 9.1 or Section 10 or any sub-section thereof, including, without limitation, the recovery of damages from Taylor or any person or entity acting in concert with Taylor. CBRL or Cracker Barrel shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Taylor. If any part of Section 9.1 or Section 10 or any sub-section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain provisions in this Agreement are being agreed to by CBRL in reliance upon Taylor's compliance with Sections 9.1 and 10, in the event of a breach by Taylor of any of the provisions of Section 9.1 or Section 10 or any sub-sections thereof, damages to CBRL would be difficult to determine and, in the event of such breach by Taylor, the Consulting Term shall immediately terminate without any action on the part of CBRL and: (a) CBRL shall be released from its obligation to make any further payments to Taylor under Section 3 hereof; (b) CBRL shall be released from its obligations under Section 9.2 hereof, (c) CBRL shall be released from its obligations to provide benefits under Section 5 hereof; and (d) the MTIRP Shares and the Potential Options shall cease to vest as of the date of such breach, be immediately forfeited and thereafter not be distributed to Taylor, in the case of the MTIRP Shares, or exercisable by Taylor, in the case of the Potential Options. If CBRL brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, CBRL, if it prevails, shall be entitled to recover its reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable. Additionally, if Taylor breaches any of the provisions of Section 10 or such provisions are declared unenforceable by a court of competent jurisdiction, any payment made pursuant to Section 3 as well as the value of any Potential Options and MTIRP Shares that are received by Taylor shall be disgorged to CBRL by Taylor on a pro-rata basis based upon the number of months during the Restricted Period during which he violated the provisions of Section 10 or, in the event such provisions are declared unenforceable, the number of months during the Restricted Period that CBRL did not receive their benefit as a result of the actions of Taylor.

12.    No Admissions. Neither the execution of this Agreement by CBRL nor the terms hereof constitutes an admission by CBRL, or by any agent or employee of CBRL or the Company Group, of liability or unlawful conduct in any manner.

13.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In addition, although not a party to this Agreement, Cracker Barrel is an intended third party beneficiary of this Agreement and entitled to enforce against Taylor any of the provisions of this Agreement.

14.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

15.    Advice of Counsel; Revocation Period. Taylor represents and warrants:

(a)
That he has had up to twenty-one (21) days to consider this Agreement, and has decided to enter into it; signing prior to the expiration of the twenty-one (21) day period constitutes a waiver of his right to the additional time period;

(b)	That he has carefully read this Agreement, and understands its contents, meaning and intent;

(c)	That, understanding this document, he has freely and voluntarily executed it with the advice of counsel aforesaid, without compulsion, coercion or duress; and

(d)
That he has seven (7) days following his execution of this Agreement to revoke his acceptance of the Agreement, and that the Agreement will not become effective until the revocation period has expired. If he wishes to revoke this Agreement, he must notify N.B. Forrest Shoaf, Senior Vice President, General Counsel and Secretary, CBRL Group, Inc., Lebanon, TN 37086, in writing within seven (7) days following the execution of this Agreement; and

(e)
Taylor understands and acknowledges that the Agreement is a legally binding release, and that seven (7) days after he signs it, unless revoked during the seven (7) day revocation period in this Section, that he will be barred from seeking or obtaining, directly or indirectly, any relief or recovery of any kind for or based on any of the claims released and forever discharged in this Agreement.

16.   Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by both of the parties hereto.

17.    Governing Law. This Agreement shall be governed by the laws of the State of Tennessee without regard to the conflict of law principles of any jurisdiction.

18.    Legally Binding. The terms of this Agreement contained herein are contractual and not mere recitals.

IN WITNESS WHEREOF, the parties acknowledging that they are acting of their own free will have voluntarily caused the execution of this Agreement as of this day and year written below.

TAYLOR ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ANY AND ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Cyril J. Taylor
Cyril J. Taylor

Date: July 12, 2006

CBRL GROUP, INC.

By: /s/ Michael A. Woodhouse
Title: President and Chief Executive Officer

Date: July 12, 2006